Exhibit 99.1

Subject: Concurrent Enters Into Definitive Agreement To Sell Content Delivery & Storage Business to Vecima Networks

Good Morning [               ],

We are excited to announce that Concurrent has entered into a definitive agreement to sell its Content Delivery and Video Storage business to Vecima Networks.  The deal was announced this morning and the news release announcing the transaction is attached for reference.

This is exciting news as it brings two great companies together.  Vecima, focused on building industry leading Broadband Access Platforms & Concurrent, focused on delivering scalable storage and content delivery solutions.  With Global IP traffic expected to triple over the next five years and Video becoming at least 80% of the bandwidth consumed, bringing together an end to end solution was an important evolution for our companies.  Ensuring video traffic, either on your network or OTT, is stored, protected, transformed and delivered continues to be our mission.

The transaction is subject to customary closing conditions, and closing is expected to occur in a few months. In the meantime, there are no planned changes to the business.  Your Sales and Service contacts remain exactly the same.  We are continuing to maintain our investments in our products and services to ensure we deliver on every commitment.

Thanks to you, Concurrent’s business has never been better and the future never brighter.  We will continue to innovate and serve your needs.  You are our top priority.  I’m available at any time to discuss any details important to you.

I hope to see you at SCTE this year.  We’re in booth #1661.  You can schedule an appointment through your sales person, or by filling out this form (http://www.concurrent.com/scte2017/).

Best,

[Signature Block]

Important Additional Information and Where to Find It

In connection with the proposed transaction, Concurrent will file with the SEC and mail or otherwise provide to its stockholders a proxy statement regarding the proposed transaction. BEFORE MAKING ANY VOTING DECISION, CONCURRENT’S STOCKHOLDERS ARE URGED TO CAREFULLY READ THE PROXY STATEMENT IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION OR INCORPORATED BY REFERENCE

THEREIN BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION.  Investors and security holders may obtain a free copy of the proxy statement and other documents that Concurrent files with the SEC (when available) from the SEC’s website at www.sec.gov and Concurrent’s website at http://www.concurrent.com/about/investors/sec-filings/. In addition, the proxy statement and other documents filed by Concurrent with the SEC (when available) may be obtained from Concurrent free of charge by directing a written request to Corporate Secretary, Concurrent Computer Corporation, 4375 River Green Parkway, Suite 100, Duluth, Georgia 30096, Phone: (678) 258-4000.

Media Relations:
Sandra Dover
(678) 258-4112
Sandra.dover@concurrent.com

Investor Relations:

Doug Sherk
(415) 652-9100
dsherk@evcgroup.com

Certain Participants in the Solicitation

Derek Elder, director and Chief Executive Officer, Warren Sutherland, Chief Financial Officer, and certain other directors and officers of Concurrent, are or may be deemed participants in Concurrent’s solicitation.  Other than Mr. Elder, none of such participants owns in excess of 1% of Concurrent’s common stock.  Mr. Elder may be deemed to own approximately 2.3% of Concurrent’s common stock. Additional information regarding such participants, including their direct or indirect interests, by security holdings or otherwise, will be included in the proxy statement and other relevant documents to be filed with the SEC in connection with the transaction. Information relating to the foregoing can also be found in Concurrent’s definitive proxy statement for its 2017 Annual Meeting of Stockholders (the “2017 Proxy Statement”), which was filed with the SEC on October 2, 2017. To the extent that holdings of Concurrent’s securities have changed since the amounts printed in the 2017 Proxy Statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.  Additional information regarding the interests of such individuals in the proposed transaction will be included in the proxy statement relating to such transaction when it is filed with the SEC.  These documents may be obtained free of charge from the SEC’s website at www.sec.gov and Concurrent’s website at http://www.concurrent.com/about/investors/sec-filings/.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements made or incorporated by reference herein may constitute “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and the company’s future performance, including, but not limited to, management’s expectations, beliefs, plans, estimates, or projections relating to the future, are forward-looking statements within the meaning of these laws. All forward-looking statements are subject to certain risks and uncertainties that could cause actual events to differ materially from those projected. Other important risk factors are discussed in Concurrent’s Form 10-K filed September 20, 2017 with the Securities and Exchange Commission (“SEC”), and in subsequent filings of periodic reports with the SEC. The risk factors discussed in the Form 10-K and subsequently filed periodic reports under the heading “Risk Factors” are specifically incorporated by reference in this press release. Forward-looking statements are based on current expectations and speak only as of the date of such statements. Concurrent undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information, or otherwise.